Exhibit 5.1
December 15, 2010
BroadSoft, Inc.
9737 Washingtonian Boulevard, Suite 350
Gaithersburg, Maryland 20878
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by BroadSoft, Inc., a Delaware corporation (the “Company”) of a Registration Statement (No. 333-170978) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to six million ninety five thousand (6,095,000) shares of common stock, which includes up to five hundred thousand (500,000) shares to be sold by the Company (the “Company Shares”), and up to five million five hundred ninety five thousand (5,595,000) shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”), including seven hundred ninety five thousand (795,000) Selling Stockholder Shares for which the underwriters have been granted an over-allotment option.
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, filed as Exhibit 3.1 to the Registration Statement, (c) the Company’s Amended and Restated By-Laws, as currently in effect, filed as Exhibit 3.2 to the Registration Statement and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that:
1.	The Company Shares have been duly authorized and, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

2.	When the 59,882 Selling Stockholder Shares to be issued pursuant to the exercise of options granted under the Company’s 1999 Stock Incentive Plan, as amended, or the Company’s Amended and Restated 2009 Equity Incentive Plan, as amended, as applicable, shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in accordance with their terms, the issue and sale of such Selling Stockholder Shares will have been duly authorized, and such Selling Stockholder Shares will be validly issued, fully paid and non-assessable.
ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

BroadSoft, Inc.
December 15, 2010
Page Two
3.	The remaining 5,535,118 Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Darren K. DeStefano

Darren K. DeStefano
ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM